Exhibit 10.8.1

Execution Version

GRD Holding I Corporation

c/o AEA Investors LP

666 Fifth Avenue, 36th Floor

New York, NY 10103

November 26, 2012

Mr. Lewis Bird

6191 SW Wilhelm Road

Tualatin, Oregon 97062

Dear Lee:

We are writing in reference to the Non-Qualified Stock Option Agreement dated of even date herewith between you and GRD Holding I Corporation (the “Company”) (the “Option Agreement”). Capitalized terms used herein and not otherwise defined shall have the meanings given to such terms in the Option Agreement. This is to confirm that, if a “Change of Control,” as defined in the Company’s Amended and Restated Certificate of Incorporation (the “Charter”), occurs before the “Mandatory Conversion Date” (as defined in the Charter), the Company will make a payment to you in an amount equal to any difference between the proceeds you would have received upon such Change of Control had the Option Shares underlying the then Vested Portion of the Option granted to you pursuant to the Option Agreement been Class A Common Stock of the Company instead of Class C Common Stock of the Company. Any such payment will be made to you on the occurrence of any such Change of Control, or, to the extent permitted by Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations thereunder (“Section 409A”), at such other time or times as payments are made to shareholders in connection with such Change of Control, and will be subject to all applicable federal, state and local tax withholdings.

Notwithstanding the foregoing, any such payment shall be made only if the Change of Control constitutes either a “change in the ownership or effective control” of the Company, or a “change in the ownership of a substantial portion of the assets” of the Company, in each case as defined in Section 409A.

This letter agreement will be governed by the laws (excluding conflict of laws rules and principles) of the State of New York applicable to agreements made and to be performed entirely within such State. This letter may be executed in counterparts, including by .pdf or fax.

Sincerely,

GRD I HOLDING CORPORATION

By:	/s/ Martin Eltrich
Name:	Martin Eltrich
Title:	Director

Agreed:

/s/ Lewis Bird
Lewis Bird